Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the use of our reports dated February 20, 2014, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of December 28, 2013 and December 29, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

May 7, 2014